Exhibit 99.1

ESQUIRE FINANCIAL HOLDINGS, INC.

REPORTS FIRST QUARTER 2024 RESULTS

Continued Growth in our National Platforms Drives Industry Leading Performance Metrics

Jericho, NY – April 25, 2024 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the financial holding company for Esquire Bank, National Association (“Esquire Bank” or the “Bank”), (collectively “Esquire”) today announced its operating results for the first quarter of 2024. Significant achievements and key performance metrics during the current quarter include:

●	On a linked quarter basis, net income totaled $10.1 million, or $1.20 per diluted share, as compared to $9.9 million, or $1.18 per diluted share, despite our continued investment in people and future growth in the current quarter. For the first quarter 2023, net income totaled $12.2 million, or $1.47 per diluted share, while adjusted(1) net income and diluted earnings per share for the same period were $9.2 million and $1.11, excluding a $4.0 million pre-tax gain on the partial sale of our fintech investment.
●	Industry leading and consistent returns on average assets and equity of 2.59% and 20.14% for the current quarter, respectively, as compared to 2.59% and 20.78% on a linked quarter basis. These returns were fueled by the continued expansion of our total revenue base to $29.3 million, led by a strong net interest margin of 6.06% as well as stable fee-based income.
●	Loan growth on a linked quarter basis was $20.8 million, or 7% annualized, totaling $1.23 billion and was comprised of higher yielding variable rate commercial loans from our national litigation platform. These commercial loans have and will continue to create additional opportunities for full commercial relationship banking (commercial deposits) through our branchless commercial cash management platform. As anticipated, commercial loan growth was tempered in the first quarter by paydowns of elevated net draws in the fourth quarter 2023 as well as our decision to proactively moderate multifamily and commercial real estate loan growth due to the current economic and short-term interest rate environment.
●	Solid credit metrics, asset quality, and reserve coverage ratios with a 1.43% allowance for credit losses to loans ratio and nonperforming loan to total assets ratio of 0.66%, represented by one multifamily loan totaling $10.9 million. Within our commercial real estate portfolio, we have no exposure to commercial office space, no construction loans, and $15.3 million in performing loans to the hospitality industry.
●	Continued deposit growth totaling $26.8 million, or 8% annualized, on a linked quarter basis to $1.43 billion, comprised of core low-cost commercial relationship deposits with a cost-of-funds of 0.96% (including demand deposits). Off-balance sheet sweep funds totaled $466.6 million at quarter end, with approximately 62% available for additional on-balance sheet liquidity, while the associated administrative service payments (“ASP”) fee income totaled $746 thousand for the current quarter. Additional available liquidity totaled approximately $647 million (secured FHLB and FRB borrowing capacity plus available on-balance sheet sweep liquidity), excluding cash & cash equivalents and any unsecured borrowings capacity.
●	Stable and consistent fee income totaling $6.4 million or 22% of total revenue, led by our payment processing platform with 85,000 small business clients nationally. Our technology enabled payments platform facilitated the processing of $8.6 billion in credit and debit card payment volume across 150.5 million transactions for our clients in the current quarter.
●	Strong efficiency ratio of 49.8% notwithstanding our investments in resources to support future growth and excellence in client service.
●	Our consistent industry leading performance and growth has led to an increase in our regular quarterly cash dividends to $0.15 per share of common stock, or 12.5% of earnings per diluted share.

(1)	See non-GAAP reconciliation provided at the end of this news release.

●	In January 2024, the Company announced that it closed on a committed investment of $6 million (representing 24.99% ownership interest) in United Payment Systems, LLC (doing business as Payzli), an end-to-end payment technology company that acts as a single source for payment services, business management software, web enablement and mobile solutions.
●	On February 28, 2024, the Company announced plans to establish a branch in Los Angeles, California, underscoring the strength of this market for both national verticals and our commitment to future growth. As of the date of this release, the Company has received regulatory approval to establish the branch.
●	Strong capital foundation with common equity tier 1 (“CET1”) and tangible common equity to tangible asset(1) (“TCE/TA”) ratios of 14.41% and 12.52%, respectively. Including the after tax unrealized losses on both the available-for-sale and held-to-maturity securities portfolios of $14.4 million and $6.0 million, respectively, the adjusted(1) CET1 and adjusted(1) TCE/TA ratios were 12.88% and 12.16%, respectively. Esquire Bank remains well above the bank regulatory “Well Capitalized” standards.

“We have always believed that a strong and fortified balance sheet anchored by outstanding client relationships will consistently generate long term growth, industry leading performance metrics, and continued success into the future,” stated Tony Coelho, Chairman of the Board. “Our strong credit culture, underwriting, and robust risk management coupled with our ability to generate and retain significant capital from earnings will allow us to continue to grow in a safe and sound manner.”

“In light of the current economic and interest rate environment surrounding multifamily and commercial real estate, we have tempered our short-term growth targets in these asset classes for the foreseeable future,” stated Andrew C. Sagliocca, Vice Chairman, CEO, and President. “This short-term decision does not impact our view on growth and earnings for 2024 but only impacts the composition of our assets and earnings. Finally, we believe the NY Metro real estate market sentiment, and more specifically multifamily housing, will stabilize as inflation slows and the Federal Reserve moderates its views on short-term rates.”

(1)	See non-GAAP reconciliation provided at the end of this news release.

First Quarter Earnings

Net income for the quarter ended March 31, 2024 was $10.1 million, or $1.20 per diluted share, compared to $12.2 million, or $1.47 per diluted share for the same period in 2023. Returns on average assets and equity for the current quarter were 2.59% and 20.14%, respectively, compared to 3.68% and 30.45% for the same period of 2023. Excluding the pretax gain of $4.0 million ($3.0 million after-tax or $0.36 per diluted share) on the partial sale of our Litify fintech investment, adjusted(1) net income, diluted earnings per share, return on average assets, and return on average common equity for the quarter ended March 31, 2023 was $9.2 million, $1.11, 2.79% and 23.10%, respectively.

Net interest income for the first quarter of 2024 increased $3.6 million, or 18.5%, to $22.9 million, due to growth in average interest earning assets (funded with core deposits) totaling $218.0 million, or 16.8%, to $1.52 billion as well as a modest increase in our net interest margin to 6.06% when compared to the same period in 2023. Our net interest margin was positively impacted by growth in higher yielding variable rate commercial loans. The average yield on loans increased 28 basis points to 7.78%, primarily driven by growth in higher yielding variable rate commercial loans. Average loans in the quarter increased $256.5 million, or 26.9%, to $1.21 billion when compared to the first quarter of 2023, primarily due to growth in our national commercial lending platform and, to a lesser extent, our regional multi-family real estate loan portfolio. Loan income increased $5.8 million, or 32.8%, to $23.4 million with the increases in average loan balances (primarily commercial) accounting for $5.2 million of the increase and $600 thousand representing increases in average rate. Our loan-to-deposit ratio was 85.6% as our low-cost deposit base increased $169.7 million, or 13.4%, primarily due to growth in our longer duration escrow (interest on lawyer trust accounts or “IOLTA”) deposit banking relationships. Our deposit cost-of-funds, excluding demand deposits, increased 82 basis points in the current quarter when compared to 2023 due to increases in short-term interest rates as well as management pro-actively increasing rates on IOLTA accounts in the various states where we operate. Deposit expense increased $2.1 million to $3.2 million with increases in average rate (primarily core IOLTA relationship deposits) accounting for $1.4 million of the increase and increases related to average deposit balances accounting for $707 thousand (primarily core relationship money market deposits) of the increase. Average securities in the quarter increased $17.4 million to $226.2 million and yields increased 61 basis points to 2.85%, primarily due to reinvestment of portfolio cash flows into securities at current market rates. The movement in short-term interest rates increased yields and interest income on our interest earning cash balances.

The provision for credit losses was $1.0 million for the first quarter of 2024, a $500 thousand increase from the first quarter 2023 provision. As of March 31, 2024, our allowance to loans ratio was 1.43% as compared to 1.34% as of March 31, 2023. The increase in the allowance as a percentage of loans was general reserve driven considering loan growth and qualitative factors associated with the current uncertain economic environment including, but not limited to, its potential impact on the New York metro commercial real estate market.

Noninterest income totaled $6.4 million for the first quarter of 2024 as compared to $10.3 million in the same period for 2023. Excluding the $4.0 million gain on our Litify fintech investment, adjusted(1) noninterest income in the first quarter of 2023 was $6.3 million. Payment processing income was $5.3 million for the first quarter of 2024, a $217 thousand decrease from the same period in 2023, primarily due to the anticipated ISO customer turnover and changes in our overall merchant risk profile. Payment processing volumes and transactions for the credit and debit card processing platform increased $937 million, or 12.2%, to $8.6 billion and 7.6 million, or 5.3%, to 150.5 million transactions, respectively, for the current quarter, as compared to the same period in 2023. These increases were due to the expansion of sales channels through ISOs, an increased number of merchants, volume increases, and were facilitated by our focus on technology and other resources in the payments vertical. The Company utilizes proprietary and industry leading technology to ensure card brand and regulatory compliance, support multiple processing platforms, manage daily risk across 85,000 small business merchants in all 50 states, and perform commercial treasury clearing services. ASP fee income increased $217 thousand to $746 thousand for the first quarter of 2024. ASP fee income is directly impacted by the average balances of off-balance sheet sweep funds as well as current short-term market interest rates. Other noninterest income increased $155 thousand to $348 thousand when compared to the comparable prior year quarter primarily due to increases in loan fees.

Noninterest expense increased $2.1 million, or 16.7%, to $14.6 million for the first quarter of 2024, as compared to the same period in 2023. This increase was primarily due to increases in employee compensation and benefits, data processing, advertising and marketing, and travel and business relations, partially offset by decreases in professional services costs. Employee compensation and benefits costs increased $1.7 million, or 22.4%, due to increases in employees to support growth and excellence in client service as well as the impact of year end salary, bonus and stock-based compensation increases. Our overall staffing levels increased by 21 employees, or 18%, year-over-year to 139 full time equivalents as of March 31, 2024, primarily from our hiring of six regional managing directors/senior BDOs, resources within our commercial underwriting/lending area, sales support staff, operational staff to support Esquire’s growth plans as well as our risk management and compliance areas, and our new chief legal officer throughout 2023. Data processing costs increased $378 thousand due to increased processing volume, primarily driven by our core banking platform, and additional costs related to our technology implementations. Advertising and marketing costs increased $443 thousand as we continued to grow our digital marketing platform, expand our thought leadership in our national verticals, and support our new regional BDOs.

(1)	See non-GAAP reconciliation provided at the end of this news release.

Travel and business relations costs increased $130 thousand, as a result of our high touch marketing and sales efforts which complement our digital marketing efforts and additional travel related to our newly hired regional BDOs. Professional services costs decreased $592 thousand due to the costs associated with a global executive search firm in 2023. Our investment in current resources (people, technology, and digital marketing) should continue to support our long-term growth goals.

The Company’s efficiency ratio was 49.8% for the three months ended March 31, 2024, as compared to 42.2% in 2023. The adjusted(1) efficiency ratio was 48.9% for the three months ended March 31, 2023, excluding the aforementioned $4.0 million pre-tax gain. Our strong efficiency ratio is a result of our continued revenue growth driven by our core national platforms. These platforms have benefited from our investments in technology, digital marketing, employees, and other branchless infrastructure that support our industry leading returns.

The effective tax rate was 26.5% for the first quarter of 2024, consistent with the first quarter of 2023.

Asset Quality

At March 31, 2024, we had one nonperforming loan totaling $10.9 million and no exposure to commercial office space, no construction loans, and only $15.3 million in performing loans to the hospitality industry. The allowance for credit losses was $17.5 million, or 1.43% of total loans, as compared to $13.0 million, or 1.34% of total loans at March 31, 2023. The ratio of nonperforming loans to total loans and total assets was 0.89% and 0.66%, respectively. The allowance for credit losses to the nonperforming loans was 160%. The increase in the allowance as a percentage of loans was general reserve driven considering loan growth and qualitative factors associated with the current uncertain economic environment including, but not limited to, its potential impact on the New York Metro commercial real estate market.

Due to increases in short-term interest rates associated with the current inflationary environment since 2022, management enhanced its ongoing credit risk management including risk management of its commercial real estate loan portfolio. The following is a brief summary of our ongoing risk management for our multifamily and CRE portfolios as of March 31, 2024:

●	The multifamily portfolio, totaling $348.7 million, has a current weighted average DSCR and an original LTV (defined as unpaid principal balance as of March 31, 2024 divided by appraised value at origination) of approximately 1.67 and 54%, respectively, and the CRE portfolio, totaling $89.0 million, has a current weighted average DSCR and an original LTV of approximately 1.61 and 60%, respectively.
●	Multifamily loans maturing in less than one year totaled $36.7 million and had a current weighted average DSCR and an original LTV of approximately 1.49 and 57%, respectively. CRE loans maturing in less than one year totaled $5.5 million and had a current weighted average DSCR and an original LTV of approximately 3.79 and 52%, respectively.
●	Multifamily loans maturing in one to two years totaled $39.0 million and had a current weighted average DSCR and an original LTV of approximately 1.36 and 56%, respectively. CRE loans maturing in one to two years totaled $2.2 million and had a current weighted average DSCR and an original LTV of approximately 1.57 and 61%, respectively.

Balance Sheet

At March 31, 2024, total assets were $1.65 billion, reflecting a $203.5 million, or 14.0% increase from March 31, 2023. This increase was primarily attributable to growth in loans totaling $262.6 million, or 27.2%, to $1.23 billion. Our higher yielding variable rate commercial loans increased $188.4 million, or 33.3%, during this same period. Our commercial relationship banking sales pipeline remains robust, anchored by our national platforms and supported by our competitive advantages in data, analytics and digital marketing. This coupled with our regional BDOs and related support staff should continue to drive growth across our national commercial platform. Our available-for-sale securities portfolio increased $34.2 million to $142.2 million as compared to March 31, 2023. Our held-to-maturity securities portfolio totaled $75.2 million, in line with March 31, 2023. In the third quarter of 2023, management elected to close out its reverse repurchase agreements and reinvest these funds into higher yielding commercial loans.

(1)	See non-GAAP reconciliation provided at the end of this news release.

The following table provides information regarding the composition of our loan portfolio for the periods presented:

	March 31,		December 31,		March 31,
	2024		2023		2023

	(Dollars in thousands)
Real estate:
Multifamily	$348,666	28.4%	$348,241	28.8%	$274,656	28.4%
Commercial real estate	89,016	7.2	89,498	7.4	91,493	9.5
1 – 4 family	17,797	1.5	17,937	1.5	21,730	2.2
Total real estate	455,479	37.1	455,676	37.7	387,879	40.1
Commercial:
Litigation related	634,430	51.6	612,457	50.7	476,888	49.3
Other	119,860	9.8	125,457	10.4	89,039	9.2
Total commercial	754,290	61.4	737,914	61.1	565,927	58.5
Consumer	18,953	1.5	14,491	1.2	13,116	1.4
Total loans held for investment	$1,228,722	100.0%	$1,208,081	100.0%	$966,922	100.0%
Deferred loan fees and unearned premiums, net	(480)		(668)		(1,292)
Loans, held for investment	$1,228,242		$1,207,413		$965,630

Total deposits were $1.43 billion as of March 31, 2024, a $169.7 million, or 13.4%, increase from March 31, 2023. This was primarily due to a $237.5 million, or 33.5%, increase in Savings, NOW and Money Market deposits, driven primarily by our IOLTA and other escrow deposits and, to a lesser extent, our commercial relationship money market deposits (primarily our mass tort/class action funds), offset by a $75.9 million, or 13.8%, decrease in demand deposits. Our deposit strategy primarily focuses on developing full service commercial banking relationships with our clients through lending facilities, payment processing, and other unique commercial cash management services in our two national verticals, rather than competing with other institutions on rate. Our longer duration IOLTA, escrow and claimant trust settlement deposits represent $709.5 million, or 49.5%, of total deposits. As of March 31, 2024, uninsured deposits were $369.4 million, or 26%, of our total deposits of $1.43 billion, excluding $10.6 million of affiliate deposits held by the Bank. Approximately 80% of our uninsured deposits represent clients with full relationship banking (loans, payment processing, and other service-oriented relationships) including, but not limited to, law firm operating accounts, law firm IOLTA/escrow accounts, merchant reserves, ISO reserves, ACH processing, and custodial accounts.

Due to the nature of our larger mass tort and class action settlements related to the litigation vertical, we participate in FDIC insured sweep programs as well as treasury secured money market funds. As of March 31, 2024, off-balance sheet sweep funds totaled approximately $466.6 million, of which approximately $290.9 million, or 62.3%, was available to be swept onto our balance sheet as reciprocal client relationship deposits. Our deposit growth and off-balance sheet funds continue to demonstrate our highly efficient branchless and technology enabled deposit platforms.

At March 31, 2024, we had the ability to borrow up to $300.1 million from the FHLB of New York and $55.9 million from the FRB of New York discount window. No borrowing amounts were outstanding during the first quarter of 2024. Historically, we have not leveraged our balance sheet to generate earnings and have always utilized core client deposits to fund our asset growth and related earnings.

Stockholders’ equity increased $36.3 million to $207.1 million as of March 31, 2024, when compared to March 31, 2023, primarily from increases in retained earnings.

Esquire Bank remains well above bank regulatory “Well Capitalized” standards.

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a financial holding company headquartered in Jericho, New York, with one branch office in Jericho, New York and an administrative office in Boca Raton, Florida. Its wholly-owned subsidiary, Esquire Bank, National Association, is a full-service commercial bank dedicated to serving the financial needs of the litigation industry and small businesses nationally, as well as commercial and retail clients in the New York metropolitan area. The Bank offers tailored financial and payment processing solutions to the litigation community and their clients as well as dynamic and flexible payment processing solutions to small business owners. For more information, visit www.esquirebank.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to future results of the Company. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to: changes in business plans as circumstances warrant; changes in general economic, business and political conditions, including changes in the financial markets; and other risks detailed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would,” “annualized” and “outlook,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as may be required by law.

Contact Information:

Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002

eric.bader@esqbank.com

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Statement of Condition (unaudited)

(dollars in thousands except per share data)

	March 31,	December 31,	March 31,
	2024	2023	2023
ASSETS
Cash and cash equivalents	$158,243	$165,209	$203,799
Securities purchased under agreements to resell, at cost	—	—	49,230
Securities available-for-sale, at fair value	142,159	122,107	107,936
Securities held-to-maturity, at cost	75,242	77,001	76,931
Securities, restricted at cost	2,928	2,928	2,810
Loans, held for investment	1,228,242	1,207,413	965,630
Less: allowance for credit losses	(17,523)	(16,631)	(12,952)
Loans, net of allowance	1,210,719	1,190,782	952,678
Premises and equipment, net	2,661	2,602	2,593
Other assets	62,329	56,247	54,847
Total Assets	$1,654,281	$1,616,876	$1,450,824

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$472,616	$473,274	$548,509
Savings, NOW and money market deposits	947,055	926,264	709,511
Certificates of deposit	14,378	7,761	6,352
Total deposits	1,434,049	1,407,299	1,264,372
Other liabilities	13,154	11,022	15,701
Total liabilities	1,447,203	1,418,321	1,280,073
Total stockholders' equity	207,078	198,555	170,751
Total Liabilities and Stockholders' Equity	$1,654,281	$1,616,876	$1,450,824

Selected Financial Data
Common shares outstanding	8,292,789	8,287,848	8,190,758
Book value per share	$24.97	$23.96	$20.85
Equity to assets	12.52%	12.28%	11.77%

Capital Ratios (1)
Tier 1 leverage ratio	12.42%	12.07%	11.31%
Common equity tier 1 capital ratio	14.41	14.13	14.89
Tier 1 capital ratio	14.41	14.13	14.89
Total capital ratio	15.66	15.38	16.14

Asset Quality
Nonperforming loans	$10,941	$10,940	$—
Allowance for credit losses to total loans	1.43%	1.38%	1.34%
Nonperforming loans to total loans	0.89	0.91	0.00
Nonperforming assets to total assets	0.66	0.68	0.00
Allowance to nonperforming loans	160	152	NM

(1)	Regulatory capital ratios presented on bank-only basis. The Bank has no recorded intangible assets on the Statement of Financial Condition, so accordingly, tangible common equity is equal to common equity.

NM – Not meaningful

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Income Statement (unaudited)

(dollars in thousands except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Interest income	$26,073	$25,567	$20,365
Interest expense	3,210	2,897	1,076
Net interest income	22,863	22,670	19,289
Provision for credit losses	1,000	1,500	500
Net interest income after provision for credit losses	21,863	21,170	18,789

Noninterest income:
Payment processing fees	5,296	5,418	5,513
Gain on equity investments	—	—	4,027
Other noninterest income	1,093	848	722
Total noninterest income	6,389	6,266	10,262

Noninterest expense:
Employee compensation and benefits	9,161	8,761	7,484
Other expenses	5,407	5,140	4,997
Total noninterest expense	14,568	13,901	12,481
Income before income taxes	13,684	13,535	16,570
Income taxes	3,626	3,653	4,391
Net income	$10,058	$9,882	$12,179

Earnings Per Share
Basic	$1.29	$1.28	$1.58
Diluted	1.20	1.18	1.47
Basic - adjusted (1)	1.29	1.28	1.20
Diluted - adjusted (1)	1.20	1.18	1.11

Selected Financial Data
Return on average assets	2.59%	2.59%	3.68%
Return on average equity	20.14	20.78	30.45
Adjusted return on average assets (1)	2.59	2.59	2.79
Adjusted return on average equity (1)	20.14	20.78	23.10
Net interest margin	6.06	6.12	6.03
Efficiency ratio (1)	49.8	48.0	42.2
Adjusted efficiency ratio (1)	49.8	48.0	48.9

Cash dividends paid per common share	$0.150	$0.125	$0.100

Weighted average basic shares	7,786,887	7,730,151	7,708,745
Weighted average diluted shares	8,401,752	8,387,587	8,302,633

(1)	See non-GAAP reconciliation provided elsewhere herein.

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	Three Months Ended
	March 31,			December 31,			March 31,
	2024			2023			2023
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans, held for investment	$1,208,429	$23,389	7.78%	$1,169,411	$23,028	7.81%	$951,925	$17,615	7.50%
Securities, includes restricted stock	226,175	1,605	2.85%	218,130	1,439	2.62%	208,819	1,154	2.24%
Securities purchased under agreements to resell	—	—	—	—	—	—	49,405	653	5.36%
Interest earning cash and other	81,740	1,079	5.31%	83,103	1,100	5.25%	88,209	943	4.34%
Total interest earning assets	1,516,344	26,073	6.92%	1,470,644	25,567	6.90%	1,298,358	20,365	6.36%

NONINTEREST EARNING ASSETS	48,602			44,805			44,186

TOTAL AVERAGE ASSETS	$1,564,946			$1,515,449			$1,342,544

INTEREST BEARING LIABILITIES

Savings, NOW, Money Market deposits	$860,159	$3,098	1.45%	$814,089	$2,826	1.38%	$648,183	$1,012	0.63%
Time deposits	11,041	111	4.04%	8,366	70	3.32%	9,424	63	2.71%
Total interest bearing deposits	871,200	3,209	1.48%	822,455	2,896	1.40%	657,607	1,075	0.66%
Borrowings	45	1	8.94%	45	1	8.82%	47	1	8.63%
Total interest bearing liabilities	871,245	3,210	1.48%	822,500	2,897	1.40%	657,654	1,076	0.66%

NONINTEREST BEARING LIABILITIES
Demand deposits	477,020			484,690			504,765
Other liabilities	15,787			19,614			17,897
Total noninterest bearing liabilities	492,807			504,304			522,662
Stockholders' equity	200,894			188,645			162,228

TOTAL AVG. LIABILITIES AND EQUITY	$1,564,946			$1,515,449			$1,342,544
Net interest income		$22,863			$22,670			$19,289
Net interest spread			5.44%			5.50%			5.70%
Net interest margin			6.06%			6.12%			6.03%
Deposits (including noninterest bearing demand deposits)	$1,348,220	$3,209	0.96%	$1,307,145	$2,896	0.88%	$1,162,372	$1,075	0.37%

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Non-GAAP Financial Measure Reconciliation (unaudited)

(all dollars in thousands except per share data)

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for this measure, this presentation may not be comparable to other similarly titled measures by other companies.

Adjusted net income, which is used to compute adjusted return on average assets, adjusted return on average equity and adjusted earnings per share, excludes the impact of the recognized gain, net of tax, on the Company’s equity investments.

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Net income – GAAP	$10,058	$9,882	$12,179
Less: gain on equity investments	—	—	(4,027)
Add: income tax impact	—	—	1,087
Adjusted net income	$10,058	$9,882	$9,239

Return on average assets – GAAP	2.59%	2.59%	3.68%
Adjusted return on average assets	2.59%	2.59%	2.79%

Return on average equity – GAAP	20.14%	20.78%	30.45%
Adjusted return on average equity	20.14%	20.78%	23.10%

Basic earnings per share – GAAP	$1.29	$1.28	$1.58
Adjusted basic earnings per share	$1.29	$1.28	$1.20

Diluted earnings per share – GAAP	$1.20	$1.18	$1.47
Adjusted diluted earnings per share	$1.20	$1.18	$1.11

The following table presents a reconciliation of efficiency ratio (non-GAAP) and adjusted efficiency ratio (non-GAAP).

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Efficiency ratio – non-GAAP(1)	49.8%	48.0%	42.2%
Noninterest expense – GAAP	$14,568	$13,901	$12,481
Net interest income – GAAP	22,863	22,670	19,289
Noninterest income – GAAP	6,389	6,266	10,262
Less: gain on equity investments	—	—	(4,027)
Adjusted noninterest income – non-GAAP	$6,389	$6,266	$6,235
Adjusted efficiency ratio – non-GAAP(2)	49.8%	48.0%	48.9%

(1)	The reported efficiency ratio is a non-GAAP measure calculated by dividing GAAP noninterest expense by the sum of GAAP net interest income and GAAP noninterest income.
(2)	The adjusted efficiency ratio is a non-GAAP measure calculated by dividing GAAP noninterest expense by the sum of GAAP net interest income and adjusted noninterest income.

The following table presents the adjusted tangible common equity to tangible assets calculation (non-GAAP):

March 31,
2024
Total assets - GAAP	$1,654,281
Less: intangible assets	—
Tangible assets ("TA") - non-GAAP	1,654,281

Total stockholders' equity - GAAP	$207,078
Less: intangible assets	—
Less: preferred stock	—
Tangible common equity ("TCE") - non-GAAP	207,078
Add: unrecognized losses on securities held-to-maturity, net of tax	(5,999)
Adjusted TCE - non-GAAP	$201,079

Stockholders' equity to assets - GAAP	12.52%
TCE to TA - non-GAAP	12.52%
Adjusted TCE to TA - non-GAAP	12.16%

The following table presents the common equity tier 1 capital ratio and the adjusted common equity tier 1 capital ratio:

March 31,
2024
Common equity tier 1 ("CET1") capital - Bank	$191,944
Add: unrealized losses on securities available-for-sale , net of tax	(14,369)
Add: unrecognized losses on securities held-to-maturity, net of tax	(5,999)
Adjusted CET1 capital - Bank	$171,576

Total risk-weighted assets - Bank	$1,332,002

CET1 capital ratio(1)	14.41%
Adjusted CET1 capital ratio(1)	12.88%

(1)	Regulatory capital ratios presented on bank-only basis. The Bank has no recorded intangible assets on the Statement of Financial Condition, and accordingly, tangible common equity is equal to common equity.